FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 26, 2017

IMMUDYNE, INC.

 (Exact name of registrant as specified in its charter)

Delaware	333-184487	76-0238453
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1460 Broadway New York, NY	10036
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 866-351-5907

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company      ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 1.01. Entry into a Material Definitive Agreement.

Scarology Agreement

On November 26, 2017 (the “Effective Date”), Immudyne PR, LLC (“Immudyne PR”), a majority owned subsidiary of Immudyne, Inc. (the “Company”) entered into a license agreement (the “Agreement”) with One Down, LLC (“Scarology”), a Florida limited liability company, pursuant to which Scarology agreed to license certain assets, rights, intellectual property and know how relating to certain Scarology scar treatment products (the “Products”) to Immudyne PR.Under the Agreement, Immudyne is granted a limited, exclusive, worldwide, sub-licensable right and license to manufacture, promote market, support and distribute for sale the Products (the “License”).

Immudyne PR must sell at least twenty-five thousand (25,000) Products in the first year of the Agreement and fifty thousand (50,000) Products each year thereafter the Agreement remains in effect in order to maintain exclusivity of the License. In the event that these requirements are not met, the License shall be non-exclusive so as long as twenty-five thousand (25,000) products are not sold on an annual basis. Further, in the event that Immudyne PR does not sell at least ten thousand (10,000) Products outside of the United States in any given calendar year, Immudyne PR shall lose its exclusivity outside of the United States.

Immudyne PR shall pay to Scarology royalties in the amount of ten percent (10%) of the Net Revenue (as defined in the Agreement) generated by sales of the Products. Immudyne shall also pay to Scarology a license fee equal to one-hundred thousand U.S. Dollars (US$100,000) in two (2) equal payments on the one hundred eightieth (180th) calendar day following the Effective date of the Agreement and on the three hundred sixty-fifth (365th) calendar day following the Effective Date of the agreement, provided that the Agreement has not been terminated prior.

The term of the Agreement shall be from the Effective Date until terminated by either party in accordance with the following provisions: (a) either party upon (i) insolvency of the other party or assignment by such party for the benefit of creditors, (ii) the filing of a voluntary bankruptcy petition or its failure to vacate an involuntary bankruptcy petition, (iii) failure of such party to vacate the appointment of a receiver or trustee for such party or any interest in its business within ninety (90) days after such appointment; (b) either party at any time by Scaraology at least ninety (90) calendar days prior written notice; (c) by either party if non-breaching party does not correct any material failure to fulfill any obligation within thirty (30) calendar days after receiving written notice identifying the failure with specificity; or (e) by the parties mutual agreement.

First Amendment to Scarology Agreement

On May 20, 2018, the Immudyne PR and Scarology entered into the First Amendment to the Agreement (the “Amended Agreement”) to modify the termination provisions such that the Agreement may be terminated by Immudyne PR at any time by providing thirty (30) days written notice to Scarology. Further, pursuant to the Amended Agreement, the license fee is equal to $50,000, with $8,333 to be paid on the first day of each of the 6 months following the execution date of the Amended Agreement. In addition, if Amended Agreement is not terminated prior to November 26, 2018, an additional License Fee (as defined in the Agreement) of $50,000 shall be paid to Scarology on or before December 1, 2018.

If annual Gross Revenue (as defined in the Agreement) of $10,000,000 is generated directly from the License, then Scarology will have the right, for one (1)year, to exchange 25% of it’s Royalties (as defined in the Agreement) into a 3-year warrant to purchase 500,000 shares of the Company’s common stock at an exercise price of $0.75 (the “Initial Warrant”). In addition to the Initial Warrant, if annual Gross Revenue of $20,000,000 is generated directly from the License then Scarology will have the option, for one (1)year, to exchange an additional 25% of its’s Royalties into a 3-year warrant to purchase 500,000 shares of the Company’s common stock at an exercise price of $1.50.

The foregoing description of the Agreement and the Amended Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the Agreement and the Amended Agreement, filed as Exhibit 10.1 and Exhibit 10.2, respectively hereto and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

10.1*	License Agreement, dated November 26, 2017 by and between the Immudyne PR, LLC and One Down, LLC

10.2*	First Amendment to License Agreement, dated May 20, 2018 by and between the Immudyne PR, LLC and One Down, LLC

* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMUDYNE, INC.
(Registrant)

Date: June 8, 2018	By:	/s/ Justin Schreiber
	Name:	Justin Schreiber
	Title:	Chief Executive Officer

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